Alexion Board of Directors Appoints New Chairman and Creates the New Position of Lead Independent Director
CHESHIRE, Conn.—October 9, 2014 - The Board of Directors of Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced that Leonard Bell, M.D. has been appointed Chairman of the Board of Directors. Dr. Bell, principal founder of Alexion, continues to serve as Chief Executive Officer of the Company. Additionally, R. Douglas Norby has been appointed to the newly created Board position of Lead Independent Director. Mr. Norby, who was voted Lead Independent Director by the other independent members of the Board, has been a Director of Alexion since September 1999. Mr. Norby currently serves as Chair of the Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Risk and Strategy Committee. Both of these appointments follow the passing of Max Link, Ph.D., as announced earlier this week, who served as the Chairman of the Board of Directors of Alexion since December 2002 and as a member of the Board since the Company’s inception in 1992.
“Recognizing Max’s important legacy and Alexion’s commitment for continued growth to serve more patients worldwide, it is a great privilege for me to serve our company as Chairman of the Board of Directors,” said Leonard Bell, M.D., Chairman and Chief Executive Officer of Alexion. “Working from the strong foundation we have built across nearly 50 countries, we are expanding our mission to develop and deliver additional life-transforming therapies for patients with devastating disorders and no effective treatment options. Our entire organization continues to be focused on urgently bringing breakthrough innovation to patients around the world who are suffering without hope.”
“I am pleased to take on the new role of Lead Independent Director and look forward to working with Dr. Bell, the other members of the Board, and Alexion’s management team as we collectively strive to transform patients’ lives,” said Mr. Norby.
Leonard Bell, M.D.
Leonard Bell, M.D. is the Chairman and Chief Executive Officer of Alexion, and is a principal founder of the Company. Under his leadership since 1992, Alexion has become a global biopharmaceutical company with more than 2,000 employees serving patients in nearly 50 countries through fully integrated research, discovery, development, manufacturing and commercial capabilities.
Prior to founding Alexion, Dr. Bell was an attending physician at Yale-New Haven Hospital and Assistant Professor of Medicine and Pathology at the Yale University School of Medicine, where he also received his M.D. degree. He remains on the faculty of the Yale University School of Medicine as an Adjunct Assistant Professor of Medicine and Pathology. Dr. Bell received his A.B. degree in Philosophy from Brown University.
R. Douglas Norby
R. Douglas Norby has been a director of Alexion since September 1999 and now serves as Lead Independent Director. In addition to serving on Alexion’s Board, he has held positions of increasing responsibility at many companies, including serving as Senior Vice President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging, and as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. Mr. Norby has also served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks, as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company, and as President and Chief Operating Officer at Lucasfilm, Ltd., an entertainment company. His pharmaceutical experience includes serving as President of Pharmetrix Corporation, a drug delivery company, and as Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. He currently serves on the Board of Directors for several other companies, including STATS Chip PAC, Ltd, Singulex, Inc. and MagnaChip Semiconductor.
Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.
About Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates across multiple therapeutic areas. This press release and further information about Alexion can be found at www.alexionpharma.com.
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